EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 1, 2001, by and between CIBER, Inc., a Delaware corporation (together with its affiliates, the “Company”) and William R. Wheeler (“Officer”).

Recital

Company desires to employ Officer in the position set forth on Exhibit A, and Officer is willing to accept such employment by Company, on the terms and subject to the conditions set forth in this Agreement.

Agreement

THE PARTIES AGREE AS FOLLOWS:

1.             Duties.  Officer agrees to be employed by and to serve the Company in the position set forth on Exhibit A, and the Company agrees to employ and retain Officer in such capacity, subject to the terms of this Agreement.  Officer shall devote all of his business time, energy and skill to the affairs of the Company, subject to the direction of executive officers of the Company. Officer shall have powers and duties commensurate with his position set forth on Exhibit A.  Officer shall comply with the general management policies of the Company as announced from time to time and made available to Officer in writing.  Officer’s principal place of business with respect to his services to the Company shall be within twenty-five (25) miles of the central business district of Seattle, Washington.  Officer shall be required at various times to travel as part of his duties.

2.             Term of Employment.   The initial term of employment of Officer by the Company shall be from the date of this Agreement through December 31, 2001, unless terminated earlier pursuant to this Agreement.  This Agreement shall renew automatically for a period of one year on January 1, 2002 and on each subsequent anniversary date thereof, subject to the termination provisions hereof.

3.             Salary, Benefits and Bonus Compensation.

3.1           Base Salary.  Commencing on the date of this Agreement, the Company agrees to pay to Officer a “Base Salary’ at the annualized rate as described on Exhibit A, payable in twenty-six (26) equal biweekly installments in accordance with the Company’s regular payroll practice. The Base Salary for each fiscal year (currently January 1 through December 31 of each year) or portion thereof after fiscal year 2001 shall be as determined in the sole discretion of the Board of Directors, but shall not be less than $240,000 per annum. In the absence of and until any salary determination by the Board, Officer’s Base Salary for a particular fiscal year shall be identical to Officer’s Base Salary in effect on December 31st of the immediately preceding fiscal year.

3.2           Bonuses.  Officer will be eligible to receive a bonus for the fiscal year ending December 31, 2001 provided Officer remains an employee through such date.  Such bonus shall be determined as described on Exhibit A hereto and paid within Seventy-five (75) days after the fiscal year end to which such bonus relates. The bonus for each fiscal year or portion thereof after fiscal year 2001 shall be determined in the sole discretion of the board of directors.

3.3           Additional Benefits. During the term of his employment, Officer shall be entitled to the following fringe benefits:

3.3.1        Officer Benefits.  Officer shall be eligible to participate in such of the Company’s benefit and compensation plans as may be generally available to employees of the Company.  All such benefit plans may be amended or discontinued in the sole discretion of the Company.

3.3.2        Business Expenses.  The Company shall reimburse Officer for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, including travel and entertainment expenses, in accordance with the Company’s policies in effect from time to time.  Officer shall present promptly to the Company an itemized account of such expenses in such form as may be required by the Company of its senior officers.

3.3.3        Vacation.  Officer shall be entitled to vacation time pursuant to the Company’s policy, during which time Officer’s compensation shall be paid in full.  In addition, Officer shall be entitled to paid holidays and personal days off in accordance with the Company’s policies in effect from time to time.

3.4           Option to Acquire Common Stock. Officer will be entitled to non-statutory stock option (“Option”) grants to purchase shares of the Company’s Common Stock, such grants to occur at the time the Company determines, in the best interest of the Company, to grant Options, pursuant to and subject to the terms and conditions of Company’s Equity Incentive Plan. The exercise price of Officer’s Options will be determined upon the date the Company grants the Options. Officer’s Options, when granted by the Company, will vest over that period of time set forth in the Company’s Equity Incentive Plan.  Any Options shall be granted at the sole discretion of the Company’s Board of Directors. Officer agrees to execute a Non-Statutory Stock Option Agreement (“Stock Option Agreement”) upon the date the Company grants the Options to Officer, the terms and conditions of which shall be in conformity with this Section 3.4.

4.             Termination of Employment.

4.1           Termination for Cause.  Termination for Cause (as defined below) of Officer’s employment may be effected by the Company at any time without liability except as specifically set forth in this Subsection.  The termination shall be effected by verbal or written notification to Officer and shall be effective as of the time stated in such notice.  At the effective time of a Termination for Cause, Officer immediately shall be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective time of termination.  In addition, Officer shall be entitled to benefits under any benefit plans of the Company in which Officer is a participant to the full extent of Officer’s rights under such plans.

4.2           Termination Other Than for Cause.  The Company may effect a Termination Other Than for Cause (as defined below) of Officer’s employment at any time upon giving verbal or written notice to Officer of such termination and without liability except as specifically set forth in this Subsection.  The termination shall be effective as of the time stated in such notice which shall not precede the date of the notice. At the effective time of any Termination Other Than for Cause, Officer shall immediately be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective time of termination. Officer shall also be entitled to be paid any unpaid bonus compensation and such unpaid bonus compensation shall be paid promptly once it has been determined, but no later than sixty (60) days after the first quarter end following termination.  Unpaid bonus compensation for the purposes of this Section 4 shall be determined as set forth in Exhibit A. In addition, Officer shall immediately be paid the percentage of his Base Salary set forth on Exhibit A.  Officer shall also be entitled to benefits under any benefit plans of Company in which Officer is a participant to the full extent of Officer’s rights under such plans, and Company shall pay Officer’s medical, life and disability insurance premiums under Company’s plans (or shall pay Officer a sum in cash, not to exceed $1,000.00 per month, to pay private plan premiums for coverage substantially the same as Company’s) for the number of months following termination set forth on Exhibit A.

4.3           Termination for Good Reason. Upon a Termination for Good Reason (as defined below) of Officer’s employment, which termination shall be effective as of the time stated in the termination notice, Officer shall immediately be paid all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective time of termination. Officer shall also be entitled to be paid any unpaid bonus compensation and such unpaid bonus compensation shall be paid promptly once it has been determined, but no later than sixty (60) days after the first quarter end following termination.  Unpaid bonus compensation for the purposes of this Section 4 shall be determined as set forth in Exhibit A. In addition, Officer shall immediately be paid the percentage of his Base Salary set forth on Exhibit A.  Officer shall also be entitled to benefits under any benefit plans of Company in which Officer is a participant to the full extent of Officer’s rights under such plans, and Company shall pay Officer’s medical, life and disability insurance premiums under Company’s plans (or shall pay Officer a sum in cash, not to exceed $1,000.00 per month, to pay private plan premiums for coverage substantially the same as Company’s) for the number of months following termination set forth on Exhibit A.

4.4           Termination by Reason of Disability.  If Officer, in the reasonable judgment of the executive officers of the Company, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than six (6) months, then the question of whether Officer’s illness or incapacity is reasonably likely to continue shall be submitted to the Company or, if disability insurance is maintained on Officer, Officer’s disability insurance carrier for determination.  In the event the Company or such insurance carrier determines that Officer is subject to such an illness or incapacity for which no reasonable accommodation is possible, the Company shall have the right to terminate Officer’s employment (“Termination for Disability”) by written notification to Officer and payment to Officer of all accrued Base Salary, unpaid bonus compensation (pro rated as provided in Exhibit A)

and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination. In addition, Officer shall be immediately be paid the percentage of his Base Salary set forth in Exhibit A. Officer shall also be entitled to benefits under any benefit plans in which Officer is a participant, including disability benefits which may be provided pursuant to Section 3.3.1, to the full extent of Officer’s rights under such plans, and Company shall pay Officer’s medical, life and disability insurance premiums under Company’s plans (or shall pay Officer a sum in cash, not to exceed $1,000.00 per month, to pay private plan premiums for coverage substantially the same as Company’s) for the number of months following termination set forth on Exhibit A.

4.5           Death.  In the event of Officer’s death during the term of employment, Officer’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and the Company shall pay promptly to his estate (a) all accrued Base Salary, unpaid bonus compensation (pro rated as provided in Exhibit A) and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the effective date of termination and (b) the percentage of Base Salary set forth on Exhibit A.  Officer’s estate shall also be entitled to benefits under any benefit plans of the Company in which Officer was a participant to the full extent of Officer’s rights under such plans.

4.6           Voluntary Termination.  In the event of a Voluntary Termination (as defined below) by Officer, the Company shall immediately pay all accrued Base Salary and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination.

4.7           Termination upon a Change of Control.  In the event of a Termination upon a Change of Control (as defined below), Officer shall immediately be paid all accrued Base Salary, unpaid bonus compensation (as set forth in Exhibit A) and any reasonable and necessary business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination. In addition, Officer shall immediately be paid the amount set forth on Exhibit A. Also, any Options granted to Officer by the Company shall vest and become immediately exercisable by Officer in accordance with Section 3.4 and the Stock Option Agreement. Officer shall also be entitled to benefits under any benefit plans of Company in which Officer is a participant to the full extent of Officer’s rights under such plans, and Company shall pay Officer’s medical, life and disability insurance premiums under Company’s plans (or shall pay Officer a sum in cash, not to exceed $1,000.00 per month, to pay private plan premiums for coverage substantially the same as Company’s) for the number of months following termination set forth on Exhibit A.  Notwithstanding the foregoing, solely in the event of a Termination upon Change of Control, the aggregate amount of severance compensation paid to an Officer under this Agreement or otherwise shall not include any amount that the Company is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code or any successor provision.

4.8           Other Benefits. Nothing in this Article 4 shall be deemed to limit or restrict any right or benefit of Officer under Company’s Certificate of Incorporation, Bylaws or other documents or agreements of the Company applicable to Officer.

5.             Protection of the Company’s Business

5.1           No Competition.  Officer shall not, during the term of his employment and for twelve (12) months following the termination of his employment, work as an employee, director, or independent contractor or become an investor or lender of any business, corporation, partnership or other entity engaged in a Competing Business.  An investment by Officer of up to 2% of the outstanding equity in a publicly-traded corporation shall not constitute a violation of this Section 5.1.  A “Competing Business” is a business which Company has engaged in, or has actively investigated engaging in, at any time during the twenty-four (24) months prior to the termination of Officer’s employment in which Officer had responsibility to manage, direct or supervise.

5.2           No Solicitation of Clients.  Officer shall not, during the term of his employment and for eighteen (18) months following the termination of his employment (unless Company grants him written authorization):  (a) call upon, cause to be called upon, solicit or assist in the solicitation of, any client or potential client of Company for the purpose of selling, renting or supplying any product or service competitive with the products or services of Company;  (b) provide any product or services to any client or potential client of Company which is competitive with the products or services of Company; or (c) request, recommend or advise any client or potential client to cease or curtail doing business with the Company.  Any individual, governmental authority, corporation, partnership or other entity to whom Company has provided services or products at any time prior to or during Officer’s employment or to whom Company has made one or more sales or sales calls during the eighteen (18) month period preceding the date of termination of Officer’s employment shall be deemed a client or potential client.

5.3           No Hire of Other Officers or Contractors.  Except on behalf of the Company, Officer shall not, during the term of his employment and for a period of eighteen (18) months following the termination of his employment: (a) employ, engage or seek to employ or engage any individual or entity, on behalf of Officer or any entity (including a client of Company), who is employed or engaged by Company or who was employed or engaged by the Company during the six (6) month period preceding Officer’s termination; (b) solicit, recommend or advise any employee of the Company or independent contractor to terminate their employment or engagement with the Company for any reason; or (c) solicit recruiting prospects and/or candidates whose files are actively maintained or have been maintained during the last six (6) months prior to Officer’s termination by the Company.

6.             Confidentiality.

6.1           Confidential Information and Materials.  All of the Confidential Information and Materials, as defined herein, are and shall continue to be the exclusive confidential property and trade secrets of Company.  Confidential Information and Materials have been or will be disclosed to Officer solely by virtue of his employment with Company and solely for the purpose of assisting him in performing his duties for Company. “Confidential Information and Materials” refers to all information belonging to or used by Company or Company’s clients relating to internal operations, procedures and policies, finances, income, profits, business strategies, pricing, billing information, compensation and other personnel information, client contacts, sales lists, employee lists, technology, software source codes, programs, costs, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, personnel manuals, computer program manuals, programs and system designs, and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law and whether developed by Officer during or after business hours.  Confidential Information does not include information that: (a) is or becomes generally available to the public other than, directly or indirectly, as a result of a disclosure by Officer; (b) was in the Officer’s possession (other than by or on behalf of the Company) on a nonconfidential basis prior to its disclosure by Company; or (c) becomes available to Officer on a non–confidential basis from a person who to the best of knowledge of Officer is not otherwise prohibited from transmitting the information to Officer.

Officer acknowledges and agrees all Confidential Information and Materials shall, to the extent possible, be considered works made for hire for the Company under applicable copyright law.  To the extent any Confidential Information and Materials are not deemed to be a work made for hire, Officer hereby assigns to the Company any rights he may have or may acquire in such Confidential Information and Materials as they are created, throughout the world, in perpetuity.  Further, Officer hereby waives any and all moral rights he may have in such Confidential Information and Materials.  Notwithstanding the foregoing, the Company acknowledges that it shall have no right to inventions or other material for which no equipment, supplies, facilities or Confidential Information and Material of the Company are used and which are developed entirely on Officer’s own time and (i) do not relate directly to the business of the Company or (ii) do not result from any work performed by Officer hereunder.

6.2           Non-disclosure and Non-use.  Officer may use Confidential Information and Material while an employee of Company and in the course of that employment to the extent deemed necessary by Company for the performance of Officer’s responsibilities.  Such permission expires upon termination of his employment with Company or on notice from Company.  Officer shall not, either during or after his employment with Company, disclose any Confidential Information or Materials to any person, firm, corporation, association or other entity for any reason or purpose unless expressly permitted by Company in writing.  Officer shall not use, in any manner other than to further Company’s business, any Confidential Information or Materials of Company.  Upon termination of his employment, Officer shall immediately return all Confidential Information or Materials or other property of Company or its clients or potential clients in his possession or control..

7.             Definitions.

7.1           Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

7.1.1.                       “Termination for Cause” shall mean termination by Company of Officer’s employment by Company by reason of Officer’s conviction of any felony crime, Officer’s willful dishonesty towards, fraud upon or deliberate injury or attempted injury to Company or its clients, Officer’s material breach of this Agreement, or any material reason that constitutes cause under applicable law.

7.1.2                        “Termination Other Than for Cause” shall mean termination by Company of Officer’s employment for any or no reason, other than a Termination for Cause, Termination upon Change in Control, Termination for Good Reason, or Termination for Death or Disability.

7.1.3                        “Termination upon a Change in Control” shall mean a termination by Company or any successor thereto or by Officer of Officer’s employment with the Company or such successor for any reason within one hundred eighty (180) days from the date on which any of the following occurs:  (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”)), other than CIBER, Inc., Bobby G. Stevenson or a trustee or other fiduciary holding securities under an employee benefit plan of Company, is or becomes the “beneficial owner” (as defined in Rule 13d–3 under the 1934 Act), directly or indirectly, of more than thirty three percent (33%) of the then outstanding voting stock of Company; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of Company approve a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company’s assets.

7.1.4                        For purposes of this Agreement “Good Reason” shall include, but not be limited to, any of the following (without the Officer’s express written consent):  (a) the assignment to the Officer by the Company of duties inconsistent with, or a substantial diminution in the nature or status of, the Officer’s responsibilities, other than any changes primarily attributable to the fact that the Company’s securities are no longer publicly traded; (b) a reduction by the Company in the Officer’s compensation, benefits, or perquisites as in effect upon the effective date of this Agreement; (c) a relocation of the Company’s principal offices to a location outside Seattle, Washington, or the Officer’s relocation to any place other than the Seattle, Washington offices of the Company, except for reasonably required travel by the Officer on the Company’s business; (d) any material breach by the Company of any provision of this Agreement, if such material breach has not been cured within thirty (30) days following written notice by the Officer to the Company of such breach setting forth with specificity the nature of the breach; or (e) any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of the Company.

7.1.5                        “Voluntary Termination” shall mean termination by Officer of Officer’s employment with Company, but shall not include (i) constructive termination by Company by reason of material breach of this Agreement by Company; (ii) Termination upon a Change in Control; (iii) Termination for Good Reason; and (iv) termination by reason of Officer’s death or disability as described in Subsections 4.4 and 4.5.  Voluntary Termination shall include a termination by Company after its receipt of a notice of an otherwise Voluntary Termination from Officer.

8.               Remedies.

8.1           Liquidated Damages.

8.1.1                        If Officer violates Subsection 5.1, Officer shall pay to Company the sum of $100,000.00 as liquidated damages to compensate Company for its lost investment of money for recruitment, training, cost of replacement, lost revenues and other damages due to the likely disruption of the operation of Company’s business.

8.1.2                        If Officer violates Subsection 5.2, Officer shall pay to Company as liquidated damages the greater of Company’s gross billings to the client to which products or services are supplied in violation of Subsection 5.2 during the year immediately prior to the first improper solicitation or $25,000.00, to compensate Company for its lost revenue, client development expenses and other damages.

8.1.3                        If Officer violates Subsection 5.3, Officer shall pay to Company as liquidated damages, in compensation for its recruitment and training costs, lost revenues and other damages, the following sums for each employee or independent contractor hired or engaged in violation of Subsection 5.3:

Officer or Independent Contractor	Amount
Vice-President or other officer	$100,000
Other Manager or Recruiter	$50,000
Marketer or other sales personnel	$50,000
Programmers or other billable personnel	$12,500
Other office staff	$5,000

8.1.4                        Officer and Company have carefully considered the issue of liquidated damages and after negotiation agree that they are a reasonable compromise after attempting to estimate what the actual damages would be and assessing the risk of collection.

8.1.5                        Officer authorizes Company to disclose the terms of Sections 5, 6 and 8 of this Agreement to any subsequent employer or client of Officer.

8.2           Equitable Remedies.  The service rendered by Officer to Company and the information disclosed to Officer during his employment are of a unique and special character, and any breach of Sections 5 or 6 hereof will cause Company irreparable injury and damage which will be extremely difficult to quantify.  Although the parties have agreed on liquidated damages for some of the potential breaches by Officer, they agree that because of the risk of collection and intangibles which are impossible to measure, Company will be entitled to, in addition to all other remedies available to it, injunctive relief to prevent a breach and to secure the enforcement of all provisions of Sections 5 and 6.  Officer represents his experience and knowledge will enable him to earn an adequate living in a non–competitive business and that the injunctive relief will not prevent him from providing for him and his family.  Injunctive relief may be granted immediately upon the commencement of any such action without notice to Officer, WHICH NOTICE EMPLOYEE SPECIFICALLY WAIVES.

8.3           Costs.  If litigation is brought to enforce or interpret any provision contained herein, the court shall award reasonable attorneys’ fees and disbursements to the prevailing party as determined by the court.

8.4           Severability.  THE PARTIES HAVE CAREFULLY CONSIDERED ALL OF SECTIONS 5, 6 AND 8 AND AGREE THAT THEY REPRESENT A PROPER BALANCING OF THEIR INTERESTS AND WILL NOT PREVENT EMPLOYEE FROM EARNING A LIVING AFTER TERMINATION OF HIS EMPLOYMENT.  It is the express intent of the parties hereto that the obligations of, and restrictions on, the parties as provided in Sections 5 and 6 shall be enforced and given effect to the fullest extent legally permissible.  If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Agreement because the duration thereof is too long, the scope thereof is too broad or some other reason, for the purpose of such proceeding, the court may reduce such duration or scope to the extent necessary to permit the enforcement of such obligations and restrictions.

9.             Miscellaneous.

9.1           Payment Obligations.  Company’s obligation to pay Officer the compensation provided herein is subject to the condition precedent that Officer perform his obligations.

9.2           Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

9.3           Entire Agreement; Modifications.  This Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements or obligations respecting employment, noncompetition, nonsolicitation, any past or future compensation, bonuses, reimbursements or other payments to Officer from Company.  All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought; provided; however, that the provisions concerning Position, Base Salary (subject to the limitation in Section 3.1) and Bonus set forth on Exhibit A may be modified at any time by the Board of Directors in its sole discretion.

9.4           Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier or by fax and shall be deemed to have been duly given upon hand delivery, three (3) days after mailing, the first business day following delivery to a commercial overnight courier or upon receipt of a fax (as confirmed by a machine generated report), addressed as follows:

If to Company:

CIBER, Inc.

5351 DTC Parkway,  Suite 1400

Greenwood Village, Colorado  80111

Attn: Mac J. Slingerlend

If to Officer:

William R. Wheeler

15215 NE 167th Place

Woodinville, WA 98072

Any party may change such party’s address for notices by notice given pursuant to this Section 9.4.

9.5           Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

9.6           Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.

9.7           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without application of its conflict of laws rules.

9.8           Severability.  Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

9.9           Survival of Company’s Obligations.  Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business or similar event relating to Company.  This Agreement shall not be terminated by any merger or consolidation or other reorganization of Company.  In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as provided in this Subsection in the event of a merger consolidation or reorganization of the Company, including the sale of substantially all of its assets, this Agreement shall not be assignable either by Company or by Officer.

9.10         Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

9.11         Withholdings.  All compensation and benefits to Officer hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.  Company may withhold amounts due it from Officer from amounts due under this Agreement to Officer.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

EMPLOYEE	CIBER, INC., a Delaware corporation

By:
William R. Wheeler	Mac J. Slingerlend,
President, Chief Executive Officer

EXHIBIT A

To

Employment Agreement of William R. Wheeler dated July 1, 2001

I.	*Position: Senior Vice President, CIBER Enterprise Solutions

II.	*Base Salary Per Annum beginning July 1, 2001: $250,000.00

III.	*Bonus Potential for period July 1, 2001 to December 31, 2001: $50,000.00

IV.	Option Grant: N/A

V.	Additional sums payable upon termination events as referenced in Section 4 of the Agreement.

	A.	Termination for Cause: None
B.

Termination Other than for Cause: 100% of Base Salary plus the pro rata portion of the bonus compensation received by the Officer for the year preceding the year in which termination occurs. Additionally, the eighteen (18) month non-compete period in Section 5.1 shall be reduced to twelve (12) months.

	C.	Termination for Good Reason: 100% of Base Salary plus the pro rata portion of the bonus compensation received by the Officer for the year preceding the year in which termination occurs.
	D.	Termination by Reason of Disability: 50% of Base Salary plus pro rata portion of the bonus compensation received by the Officer for the year preceding the year in which termination occurs.
	E.	Death: 50% of Base Salary plus pro rata portion of the bonus compensation received by the Officer for the year preceding the year in which termination occurs.
	F.	Voluntary Termination: None
G.

Termination Upon a Change of Control: 1.5 times the sum of the following: Base Salary plus an amount equal to the bonus compensation received by the Officer for the year preceding the year in which termination occurs.

*              Items subject to modification by the Board